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                                                       March 23, 2005


OVERNIGHT DELIVERY AND EDGAR

Laura E. Hatch
Staff Accountant
Securities and Exchange Commission
Division of Investment Management
50 Fifth Street, N.W.
Washington, D.C. 20549


           THE GABELLI GLOBAL GOLD, NATURAL RESOURCES & INCOME TRUST
                       REGISTRATION STATEMENT ON FORM N-2
                       FILE NOS. 333-121998 AND 811-21698
           ---------------------------------------------------------

Dear Ms. Hatch:

         Pursuant to Rule 461 under the Securities Act of 1933, as amended, the undersigned, as the lead manager of the prospective Underwriters of the above captioned securities, hereby joins in the request of The Gabelli Global Gold, Natural Resources & Income Trust that the effectiveness of the Registration Statement relating to such securities be accelerated so that the Registration Statement will become effective by 4:00 p.m., Washington, D.C. time, on March 28, 2005.

                                     Very truly yours,

                                     CITIGROUP GLOBAL MARKETS INC.

                                     As Representative

                                     By: CITIGROUP GLOBAL MARKETS INC.


                                     By  /s/ Robert F. Bush, Jr.
                                         ---------------------------------
                                         Robert F. Bush, Jr.
                                         Director

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One Corporate Center      [LOGO]               The Gabelli Global Gold, Natural
Rye, NY 10580-1435                                     Resources & Income Trust

    Tel. (914) 921-5100 Fax (914) 921-5158 www.gabelli.com





                                 March 23, 2005


Securities and Exchange Commission
Office of Disclosure and Review
901 E Street
Washington, D.C. 20004
Attn:  Laura Hatch

                  Re: The Gabelli Global Gold, Natural Resources & Income Trust
                      Registration Statement on Form N-2
                      (File Nos. 333- 121998 and 811- 21698)
                      --------------------------------------

Dear Ms. Hatch:

                  In accordance with Rule 461 of the General Rules and Regulations under the Securities Act of 1933, The Gabelli Global Gold, Natural Resources & Income Trust hereby requests acceleration of the effective date of the above-captioned Registration Statement so that it may become effective by 4:00 p.m., Washington, D.C. time, on March 28, 2005.

                                  Yours truly,

                                  THE GABELLI GLOBAL GOLD, NATURAL RESOURCES &
                                  INCOME TRUST


                                  By: /s/ Bruce N. Alpert
                                      ------------------------------------
                                      Name:  Bruce N. Alpert
                                      Title: President